Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Globalstar, Inc. of our report dated February 28, 2019 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Globalstar, Inc. for the year ended December 31, 2018.

/s/ Crowe LLP

Oak Brook, Illinois
June 18, 2019